UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2016 (April 15, 2016)

Fifth Street Asset Management Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36701	46-5610118

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

777 West Putnam Avenue, 3rd Floor

Greenwich, CT 06830

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code	(203) 681-3600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)	Election of Directors

As previously disclosed in Fifth Street Asset Management Inc.’s (the “Company”) Current Report on Form 8-K that was filed on April 7, 2016, the Company entered into an agreement (the “Agreement”) on April 6, 2016 with The Mangrove Partners Master Fund, Ltd. and Mangrove Partners. Under the terms of the Agreement, the Company agreed that, as long as Mangrove’s aggregate beneficial ownership of the Class A Common Stock of the Company (the “Class A Common Stock”) exceeds 5% of the Company’s then outstanding Class A Common Stock, Mangrove will be entitled to nominate a director of the Company. In connection with the Agreement, the Board of Directors (the “Board”) of the Company increased the size of the Board by one to seven members and, to fill that vacancy, appointed Nathaniel August to serve as a director of the Company.

Nathaniel August, 37, is the founder and President of Mangrove Partners. He founded Mangrove Partners in 2010. Prior to founding Mangrove, Mr. August was a Director at White Eagle Partners, a Senior Analyst at Brahman Capital Partners, an Investment Analyst at K Capital Partners, and an Analyst at Goldman Sachs in the Principal Investment Area. Mr. August currently serves as a director on the following investment companies: MPF HoldCo 1, Inc., The Mangrove Partners Fund (Cayman), Ltd., The Mangrove Partners Master Fund, Ltd., Mangrove Capital, Mangrove Partners and The Mangrove Partners i-Feeder 1, Ltd. Mr. August received his bachelor’s degree from Brown University.

Apart from the Agreement, there are no arrangements or understandings between Mr. August and any other persons pursuant to which he was selected as a director and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

For his service on the Board, it is expected that Mr. August will receive the same compensation as our other non-employee directors as described in our Proxy Statement on Schedule 14A (the “Proxy Statement”) filed with the U.S. Securities and Exchange Commission on April 21, 2015. In addition, it is expected that Mr. August will execute the Company’s standard form of indemnification agreement with non-employee directors and officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH STREET ASSET MANAGEMENT INC.

Date: April 19, 2016	By:	/s/ Kerry S. Acocella
		Name:	Kerry S. Acocella
		Title:	Secretary